EXHIBIT 10.1

AMENDMENT
TO
SERVICE AGREEMENT

     This Amendment to the Service Agreement dated December 12, 2001 (the “Service Agreement”) by and between Anthony Taylor, an individual having an address at Mintflower Place, 8 Par-La-Ville Road, P.O. Box HM 2079, Pembroke HM HX Bermuda (the “Executive”) and Montpelier Re Holdings Ltd. and Montpelier Reinsurance Ltd., whose registered office is located at Clarendon House, 2 Church Street, Hamilton, Bermuda (collectively, the “Company”) is adopted on August 27, 2004.

W I T N E S S E T H:

     WHEREAS, pursuant to the Service Agreement, the Executive has served as Chief Underwriting Officer (“CUO”) and President of the Company and of its affiliate, Montpelier Reinsurance Ltd., since January 1, 2002; and

     Whereas, at the request of the Board of Directors of the Company (“Board”), the Executive has also served as Chief Executive Officer (“CEO”) of the Company; and

     Whereas, the Executive was replaced as CUO and named as Chairman of the Board at a meeting of the Board held February 27, 2004, and has served in that capacity since then; and

     WHEREAS, the Company desires to amend the Service Agreement in certain respect consistent with the Executive’s assuming the increased duties and responsibilities of the Chairman of the Board.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Service Agreement as follows:

     FIRST: Paragraph 2 of the Service Agreement is hereby amended, by adding the following sentence to the end thereof:

“Effective as of February 27, 2004, the Executive is appointed Chairman of the Board of Directors of the Company, and replaced as Chief Underwriting Officer of the Company.”

     SECOND: Paragraph 5.1 of the Service Agreement is hereby amended by replacing “£300,000” each place that it appears therein with “nine hundred thousand dollars (“$900,000) (U.S.)” and by adding a new sentence to the end thereof, to read in its entirety as follows:

“The annual salary of nine hundred thousand dollars ($900,000) (U.S.) shall include any amount payable under paragraph 5.5 hereof.”

     THIRD: Paragraph 5.2 of the Service Agreement is hereby amended, to read in its entirety as follows:

“5.2 The Executive shall be reimbursed for all documented business related expenses. The Executive shall be entitled to be reimbursed for first-class air fare and the expenses of appropriate hotel accommodations for business travel, consistent with past practice. Executive shall be reimbursed for the cost of first-class air fare for personal travel between Bermuda and the United Kingdom for the Executive and his spouse. All amounts payable under this paragraph 5.2 shall be subject to Executive’s presentment to the Company of appropriate documentation. Executive may not travel by motor scooter (or similar transport)

and, when in Bermuda, shall travel by car or taxi service at Company expense.”

     FOURTH: Paragraph 5.5 of the Service Agreement shall be amended by adding the following to the end of the last sentence thereof:

“, provided, however, that any amounts payable under this paragraph 5.5 shall not be payable in addition to, but rather shall be included in, the amount payable under paragraph 5.1 as salary.”

     FIFTH: The provisions of this amendment shall be effective as follows:

(a) Paragraph FIRST shall be effective February 27, 2004; and

(b) Paragraphs SECOND, THIRD and FOURTH shall be effective July 1, 2004.

     SIXTH: Except to the extent hereinabove set forth, the Service Agreement shall continue in full force and effect without change or modification.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment to the Service Agreement as of the date first above written.

MONTPELIER RE HOLDINGS, LTD.		EXECUTIVE

By:	/s/ T.G.S. Busher	/s/ Anthony Taylor

Name:	Thomas G.S. Busher	Anthony Taylor
Title:	Chief Operating Officer